Exhibit 99.1

FOR IMMEDIATE RELEASE

Perspecta Appoints Michael E. Ventling to its Board of Directors

Chantilly, Va.-October 9, 2018-Perspecta Inc. (NYSE: PRSP), a leading U.S. government services provider, announced today that Michael E. (Mike) Ventling was appointed to its board of directors effective October 9, 2018. Ventling will also serve as the chairperson of the audit committee.
Ventling brings vast experience and expertise in corporate finance to the Perspecta board. He retired from Ernst & Young LLP (EY) in 2015 after serving more than 31 years in both client serving and executive leadership roles. Most recently, he served as EY’s global chief financial officer from 2010 through 2014.
"We are delighted to welcome Mike Ventling to our board of directors," said Mike Lawrie, chairman of the Perspecta Board of Directors. "Mike brings an extensive background in accounting, auditing and transactions. His demonstrated experience driving shareholder value and highly relevant board and audit committee experience make him an invaluable addition to our board.”
From 2006 to 2010, Ventling was EY’s vice chair and managing partner for the Americas geographic area, running a $700 million U.S.-based business unit. Prior to that role, he held various executive positions in general management, quality and risk management on a national and global scale. During his initial 20 years with EY, Ventling gained experience in audit, tax and transaction advisory services.
Ventling has prior public company board and audit committee experience at CSRA Inc., from 2015 until it was sold to General Dynamics in April 2018.
In addition, the company announced today that Biggs C. Porter resigned from the board effective October 9, 2018 to return to full-time employment.
“Biggs Porter played an instrumental role in the successful launch of Perspecta earlier this year,” said Mac Curtis, president and chief executive officer of Perspecta. “I greatly appreciate his service, sincerely thank him for his support throughout the process and wish him the very best in his new endeavors.”
About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 260+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
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This press release may contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Perspecta and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Perspecta undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Perspecta believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve a variety of risks

Exhibit 99.1

and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements.
Contacts:

Lorraine M. Corcoran
Vice President, Corporate Communications
571.313.6054 office
301.529.9429 mobile
lorraine.corcoran@perspecta.com

M. Stuart Davis
Vice President, Investor Relations
703.547.0300 office
571.424.6262 mobile
stuart.davis@perspecta.com